Exhibit 10.39
EXECUTION COPY

FORBEARANCE AGREEMENT

     This FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of March 10, 2005 by and among EAGLEPICHER INCORPORATED (formerly known as Eagle-Picher Industries, Inc.) (the “Servicer”), EAGLEPICHER FUNDING CORPORATION (formerly known as Eagle-Picher Funding Corporation) (“EPFC”), the entities listed on the signature pages hereof as “Originators” (together with the Servicer and EPFC, the “EaglePicher Parties”) and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, in its separate capacities as a committed purchaser (in such capacity, the “Committed Purchaser”), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) under the “Purchase Agreement” referred to below. All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Purchase Agreement.

RECITALS:

     WHEREAS, EPFC, the Servicer, the Committed Purchaser, the Collateral Agent and the Administrative Agent are parties to a Receivables Purchase and Servicing Agreement dated as of January 8, 2002 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Purchase Agreement”);

     WHEREAS, as of November 30, 2004, (i) the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the four consecutive fiscal quarters ended November 30, 2004 was less than 2.35 to 1.00, (ii) the Leverage Ratio as of the fiscal quarter ended November 30, 2004 was greater than 5.00 to 1.00 and (iii) the ratio of (a) Consolidated EBITDA minus Capital Expenditures to (b) Consolidated Fixed Charges for the four consecutive fiscal quarters ended November 30, 2004 was less than 1.00 to 1.00 (collectively, the “Specified Financial Test Violations”);

     WHEREAS, each of Specified Financial Test Violations constitutes an Event of Servicer Termination pursuant to Section 9.02(l) of the Purchase Agreement and a Termination Event pursuant to Section 9.01(n) of the Purchase Agreement;

     WHEREAS, EPFC and the Servicer have failed to deliver the November 30, 2004 audited financial statements, the December 31, 2004 and January 31, 2005 unaudited financial statements and various other documents and certificates to be delivered in connection with the November 30, 2004 audited financial statements and the December 31, 2004 and January 31, 2005 unaudited financial statements at the times such financial statements, certificates and other documents are required to be delivered under Section 5.02(a) and Annex 5.02(a) of the Purchase Agreement (collectively, the “Specified Delivery Violations” and together with the Specified Financial Test Violations, the “Specified Violations”);

     WHEREAS, each of Specified Delivery Violations constitutes an Incipient Termination Event pursuant to Section 9.01(a)(iii) of the Purchase Agreement and, five Business

Days after the date of this Agreement, each of the Specified Delivery Violations will constiute a Termination Event pursuant to Section 9.01(a)(iii) of the Purchase Agreement;

     WHEREAS, the Administrative Agent, the Collateral Agent and the Committed Purchaser are not willing to waive any of the Specified Violations;

     WHEREAS, the EaglePicher Parties have requested that the Administrative Agent, the Collateral Agent and the Committed Purchaser forbear from enforcing certain rights and remedies under the Purchase Agreement as a result of the Specified Violations for a limited period of time (but not waive such Specified Violations); and

     WHEREAS, in order to accommodate the EaglePicher Parties’ request, the Administrative Agent, the Collateral Agent and the Committed Purchaser are willing to temporarily forbear from exercising certain rights and remedies available solely by reason of the Specified Violations on the terms, conditions, and provisions contained in this Agreement;

     NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the EaglePicher Parties, the Committed Purchaser, the Collateral Agent and the Administrative Agent hereby agree as follows.

     1. Forbearance.

     1.1 Upon the satisfaction of the conditions precedent set forth in Section 3 of this Agreement, the Administrative Agent, the Collateral Agent and the Committed Purchasers hereby agree to forebear from taking any of the following actions as a result of the occurrence and continuation of any of the Specified Violations during the period (such period being referred to herein as the “Forbearance Period”) beginning on the first date that all of the conditions set forth in Section 3 of this Agreement shall have been satisfied and ending immediately upon the earliest to occur of (a) the occurrence or identification of any Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event other than any, or solely with respect to any, of the Specified Violations, (b) June 10, 2005 and (c) the occurrence (whether or not declared) of any “Standstill Termination” (as such term is defined in the Bank Forbearance Agreement defined below): (1) commence judicial enforcement proceedings against EPFC or the Servicer with respect to the payment of the Seller Secured Obligations or any other obligations under the Purchase Agreement, (2) commence any foreclosure, enforcement or levy against or seizure of all or any portion of the Seller Collateral, (3) declare any commitments to make Capital Purchases or Reinvestment Purchases to be terminated or otherwise refuse, or assert that it has no obligation, to make Capital Purchases or Reinvestment Purchases by reason of the existence of any Specified Violation or (4) declare that the Facility Termination Date has occurred. “Bank Forbearance Agreement” means that certain Amended and Restated Forbearance Agreement dated as of February 28, 2005 among EaglePicher Holdings, Inc., EaglePicher Incorporated, the lenders party thereto and Harris Trust and Savings Bank, as agent for such lenders.

     1.2 The Administrative Agent, the Collateral Agent and the Committed Purchaser expressly reserve the right to exercise all remedies under the Related Documents and applicable law with respect to the Specified Violations immediately upon the expiration of the Forbearance Period, including, without limitation, the rights and remedies identified in clauses (1) through (4) of Section 1.1 above, in respect of all Specified Violations. The Administrative Agent, the Collateral Agent and the Committed Purchaser expressly reserve the right to immediately exercise all remedies under the Related Documents and applicable law with respect to all Termination Events, Incipient Termination Events, Events of Servicer Termination or Incipient Servicer Termination Events now existing or hereafter arising other than the Specified Violations.

     1.3 Except for the forbearance to the extent expressly set forth above in Section 1.1, the Administrative Agent, the Collateral Agent and the Committed Purchaser reserve each and every right and remedy they have under the Related Documents and under applicable law with respect to the Specified Violations, including, without limitation, the Administrative Agent’s and the Committed Purchaser’s right to continue to charge and collect interest at the default rate (including, without limitation, the Daily Default Margin) pursuant to the definition of “Committed Purchaser Daily Yield” set forth in Annex X to the Purchase Agreement. Nothing in this Agreement shall be deemed to constitute a waiver by the Administrative Agent or the Committed Purchaser of any Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event, whether now existing or hereafter arising, or of any right or remedy the Administrative Agent, the Collateral Agent and the Committed Purchaser may have under any of the Related Documents or applicable law, except to the extent expressly forborne as set forth above in Section 1.1.

     1.4 Any Capital Purchase or Reimbursement Purchase during the Forbearance Period shall be subject to the satisfaction of the conditions precedent set forth in Section 3.02 of the Purchase Agreement, except to the extent non-compliance with the conditions set forth therein relate solely to an Specified Violation.

     2. Amendments to Purchase Agreement. Effective as of the date hereof and subject to the satisfaction of the condition precedent set forth in Section 3 below, the Purchase Agreement is hereby amended as follows:

     2.1 The definition of the term “Per Annum Daily Margin” set forth in Annex X to the Purchase Agreement shall be amended and restated to read as follows:

     “Per Annum Daily Margin” shall mean (a) with respect to Capital Investment made by the Conduit Purchaser, 0.90%, and (b) with respect to Capital Investment made by the Committed Purchaser, 3.00%.

     2.2 The definition of the term “Purchase Discount Rate Cap” set forth in Annex X to the Purchase Agreement shall be amended and restated to read as follows:

     “Purchase Discount Rate Cap” shall mean a rate equal to eighty percent (80%); provided, that the Purchase Discount Rate Cap may be changed at any time by the Administrative Agent, using its good faith and commercially reasonable credit judgment following a detailed analysis of the Transferred Receivables (or upon receipt of additional information with respect thereto); provided that, as long as no Termination Event has occurred, the Administrative Agent shall give advance written notice to the Seller with respect to such modification.

     2.3 Annex G of the Receivables Purchase and Servicing Agreement shall be amended and restated in its entirety as Attachment 1 hereto.

     3. Conditions of Effectiveness of this Agreement. This Agreement shall become effective as the date first written above (the “Effective Date”) upon the Administrative Agent’s receipt of (a) counterparts of this Agreement duly executed each EaglePicher Party, the Committed Purchaser, the Collateral Agent and the Administrative Agent and (b) an amendment fee in an amount equal to $100,000 in immediately available funds (which shall be fully earned and non-refundable as of the date paid).

     4. Covenants, Representations and Warranties.

     4.1 Upon the effectiveness of this Agreement, each EaglePicher Party (a) hereby reaffirms all covenants, representations and warranties made by it in each Related Document as of the date hereof the same expressly relates solely to an earlier date in which case such Person remakes such representation and warranty as of such earlier date and (b) agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the Effective Date.

     4.2 Each of the EaglePicher Parties represents and warrants that (a) this Agreement constitutes a legal, valid and binding obligation of such Person and is enforceable against such Person in accordance with its terms, (b) it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of , in each case as set forth opposite such EaglePicher Party’s name on Schedule 1 hereto (which is such EaglePicher Party’s only state of organization) and (c) that the information set forth on Schedule 1 is true, complete and correct for each of the EaglePicher Parties.

     4.3 Each of EPFC and the Servicer represents and warrants that (a) the Purchase Agreement, as amended hereby, constitutes a legal, valid and binding obligation of such Person and is enforceable against such Person in accordance with its terms and (b) as of the Effective Date and after giving effect hereto, except for the Specified Violations, no Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event has occurred and is continuing.

     4.4 EPFC and the Servicer represents and warrants that EPFC has not purchased Receivables from any Person besides the Persons identified as “Originators” on the signature pages to this Agreement.

     4.5 Within five Business Days of its receipt thereof, each EaglePicher Party hereby covenants to deliver (or cause to be delivered) to the Administrative Agent a copy of (a) any final report prepared by or on behalf of Giuliani Capital Advisors LLC related to EaglePicher Automotive, Inc. or (b) any final offering memorandum or final preliminary offering memorandum distributed to potential investors (or comparable documents) prepared by or on behalf of any investment banking firm relating to the sale of the equity or substantially all the assets of any EaglePicher Party or any Affiliate thereof.

     5. Reference to and Effect on Related Documents.

     5.1 Upon and after the Effective Date, each reference to the Purchase Agreement in any of the Related Documents shall mean and be a reference to the Purchase Agreement as amended hereby.

     5.2 Except as specifically set forth above, the Purchase Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

     5.3 Except to the extent expressly forborne as set forth above in Section 1.1, the execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of EPFC, the Committed Purchaser, the Collateral Agent or the Administrative Agent, nor constitute a waiver of any provision of any of the Related Documents, or any other documents, instruments and agreements executed and/or delivered in connection therewith.

     6. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     8. Entire Agreement. This Agreement, taken together with the Purchase Agreement and all of the other Related Documents, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

     9. Governing Law. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

     10. No Course of Dealing. The Committed Purchaser, the Collateral Agent and the Administrative Agent have entered into this Agreement on the express understanding with the EaglePicher Parties that in entering into this Agreement the Committed Purchaser, the Collateral Agent and the Administrative Agent are not establishing any course of dealing with any EaglePicher Party. The rights of the Committed Purchaser, the Collateral Agent and the Administrative Agent to require strict performance with all the terms and conditions of the Purchase Agreement as amended by this Agreement and the other Related Documents shall not in any way be impaired by the execution of this Agreement. None of the Collateral Agent, the

Committed Purchaser or the Administrative Agent shall be obligated in any manner to execute any further Agreements or waivers, and if such waivers or Agreements are requested in the future, assuming the terms and conditions thereof are acceptable to them, the Committed Purchaser, the Collateral Agent and the Administrative Agent may require the payment of fees in connection therewith.

     11. Waiver of Claims.

     11.1 Each EaglePicher Party hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens granted under each Related Document to which it is a party, (b) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of such Related Documents, and (c) agrees that neither such ratification and reaffirmation, nor any Person’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each EaglePicher Party with respect to any subsequent modifications consent or waiver with respect to the Purchase Agreement or other Related Documents. The Purchase Agreement and each other Related Document is in all respects hereby ratified and confirmed and neither the execution, delivery nor effectiveness of this Agreement shall operate as a waiver of any Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event (whether or not known to the Administrative Agent, the Collateral Agent or the Committed Purchaser) or any right, power or remedy of the Administrative Agent, the Collateral Agent or the Committed Purchaser of any provision contained in the Purchase Agreement or any other Related Document, whether as a result of any Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event or otherwise. This Agreement shall constitute a “Related Document” for purposes of the Purchase Agreement.

     11.2 Each EaglePicher Party hereby acknowledges and confirms that (a) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to), in any case based upon acts or omissions of the Administrative Agent, the Collateral Agent or the Committed Purchaser occurring prior to the date hereof or facts otherwise known to it as of the date hereof, the effectiveness, genuineness, validity, collectibility or enforceability of the Purchase Agreement or any of the other Related Documents, the Seller Secured Obligations, the liens securing such Seller Secured Obligations, or any of the terms or conditions of any Related Document (it being understood that such acknowledgement and confirmation does not preclude any EaglePicher Party from challenging the Administrative Agent’s, the Collateral Agent’s or the Committed Purchaser’s interpretation of any term or provision of the Purchase Agreement or other Related Document) and (b) it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Committed Purchaser, the Administrative Agent, the Collateral Agent and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Indemnified Parties”) from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the

Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Purchase Agreement or any of the other Related Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the Seller Secured Obligations, the liens securing the Seller Secured Obligations or any or all of the terms or conditions of any Related Document) or any transaction relating thereto.

     11.3 The provisions of this Section 11 shall survive payment in full of the Seller Secured Obligations, full performance of all of the terms of this Agreement, the Purchase Agreement and the other Related Documents and/or any action by any EaglePicher Party to exercise any remedy available under the Related Documents, applicable law or otherwise.

     12. Expenses. In consideration for the execution by the Committed Purchaser, the Administrative Agent of this Agreement, each of the EaglePicher Parties jointly and severally agrees to promptly reimburse each of the Committed Purchaser, the Collateral Agent and the Administrative Agent or all of the reasonable out-of-pocket expenses, including, without limitation, attorneys’ and paralegals’ fees and expenses, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Agreement.

     13. Successors and Assigns. This Agreement shall be binding upon each of EaglePicher Parties, the Committed Purchaser, the Collateral Agent and the Administrative Agent and their respective successors and assigns and shall inure to the benefit of each such Person.

     14. Integration. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein. This Agreement supercedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters contained in this Agreement, all of which have become merged and finally integrated into this Agreement. Each of the parties hereto understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Agreement, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements among the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected by a writing included or referred to herein.

     15. Notice. Pursuant to Section 9.01(a)(iii) of the Purchase Agreement, the Administrative Agent hereby gives notice to EPFC of its failure to deliver the November 30, 2004 audited financial statements, and the December 31, 2004, and January 31, 2005, unaudited financial statements at the times such financial statements are required to be delivered under Section 5.02(a) and Annex 5.02(a) of the Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

EAGLEPICHER INCORPORATED, as the Servicer and as an Originator
By:
Name:
Title:

EAGLEPICHER FUNDING CORPORATION
By:
Name:
Title:

CARPENTER ENTERPRISES LIMITED, as an Originator
By:
Name:
Title:

EAGLEPICHER AUTOMOTIVE, INC., as an Originator
By:
Name:
Title:

DAISY PARTS, INC., as an Originator
By:
Name:
Title:

EAGLEPICHER FILTRATION & MINERALS, INC., as an Originator
By:
Name:
Title:

FORBEARANCE AGREEMENT

EAGLEPICHER TECHNOLOGIES, LLC, as an Originator
By:
Name:
Title:

EAGLEPICHER PHARMACEUTICAL SERVICES, LLC, as an Originator
By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Committed Purchaser
By:
	Name:	Kelly Stotler
	Title:	Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and as Collateral Agent
By:
	Name:	Kelly Stotler
	Title:	Duly Authorized Signatory

FORBEARANCE AGREEMENT

Schedule 1

EaglePicher Party	Type of Entity	Jurisdiction of Organization
EaglePicher Incorporated	Corporation	Ohio
EaglePicher Funding Corporation	Corporation	Delaware
EaglePicher Filtration & Minerals, Inc.	Corporation	Nevada
EaglePicher Automotive, Inc.	Corporation	Michigan
EaglePicher Technologies, LLC	Limited Liability Company	Delaware
EaglePicher Pharmaceutical Services, LLC	Limited Liability Company	Delaware
Carptenter Enterprises Limited	Corporation	Michigan
Daisy Parts, Inc.	Corporation	Michigan

Annex G to Purchase Agreement

FINANCIAL COVENANTS

     (a) Minimum Monthly Adjusted EBITDA. During the Forbearance Period, as of the last day of each calendar month set forth below, Adjusted EBITDA for the month then ended shall not be less than the ratio set forth below opposite such month:

Month Ended	Minimum Adjusted EBITDA
shall not be less than:
03/31/05	$4,300,000
04/30/05	$4,400,000
05/31/05	$5,100,000

     (b) Capital Expenditures. No Capital Expenditures shall be made or incurred during the period from and including February 28, 2005 through and including June 10, 2005 that would cause the aggregate amount of Capital Expenditures made by EaglePicher Holdings, Inc., EaglePicher Incorporated, and their Subsidiaries during such period to exceed $10,000,000.

     (c) Interest Expense Coverage Ratio. From and after the termination or expiration of the Forbearance Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters ending on any fiscal quarter end during any period set forth below, shall not be less than the ratio set forth below opposite such period:

PERIOD	RATIO

December 1, 2004 to and including	2.25 to 1.00
February 28, 2005

March 1, 2005 to and including	1.95 to 1.00
May 31, 2005

June 1, 2005 to and including	2.05 to 1.00
August 31, 2005

September 1, 2005 to and including	2.05 to 1.00
November 30, 2005

December 1, 2005 to and including	2.10 to 1.00
February 28, 2006

PERIOD	RATIO

March 1, 2006 to and including	2.10 to 1.00
May 31, 2006

June 1, 2006 to and including	2.15 to 1.00
August 31, 2006

September 1, 2006 to and	2.20 to 1.00
including November 30, 2006

December 1, 2006 and thereafter	2.25 to 1.00

     (d) Leverage Ratio. From and after the termination or expiration of the Forbearance Period, the Leverage Ratio as of any fiscal quarter end during any period set forth below shall not exceed the ratio set forth below opposite such period:

PERIOD	RATIO

December 1, 2004 to and including	5.50 to 1.00
February 28, 2005

March 1, 2005 to and including	6.25 to 1.00
May 31, 2005

June 1, 2005 to and including	5.75 to 1.00
August 31, 2005

September 1, 2005 to and including	5.50 to 1.00
November 30, 2005

December 1, 2005 to and including	5.25 to 1.00
February 28, 2006

March 1, 2006 to and including	5.25 to 1.00
May 31, 2006

June 1, 2006 to and including
August 31, 2006	5.00 to 1.00

September 1, 2006 to and including	4.75 to 1.00
November 30, 2006

December 1, 2006 to and including
August 31, 2007	4.75 to 1.00

September 1, 2007 and thereafter	4.25 to 1.00

     (e) Fixed Charge Coverage Ratio. From and after the termination or expiration of the Forbearance Period, the ratio of (a) Consolidated EBITDA minus Capital

Expenditures to (b) Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending on any fiscal quarter end during any period set forth below, shall not be less than the ratio set forth below opposite such period:

PERIOD	RATIO

December 1, 2004 to and including	0.85 to 1.00
February 28, 2005

March 1, 2005 to and including
May 31, 2005	0.65 to 1.00

June 1, 2005 to and including
August 31, 2005	0.85 to 1.00

September 1, 2005 to and including	0.85 to 1.00
November 30, 2005

December 1, 2005 to and including	0.95 to 1.00
February 28, 2006

March 1, 2006 to and including
May 31, 2006	1.00 to 1.00

June 1, 2006 to and including
August 31, 2006	1.05 to 1.00

September 1, 2006 to and including	1.10 to 1.00
November 30, 2006

December 1, 2006 to and including
August 31, 2007	1.10 to 1.00

September 1, 2007 and thereafter	1.25 to 1.00

     Capitalized terms used in this Annex G and not otherwise defined below shall have the respective meanings ascribed to them in Annex X. The following terms shall have the respective meanings set forth below:

     “Adjusted EBITDA” means Consolidated EBITDA plus, to the extent deducted in arriving at such amount, (i) the forbearance fee payable under Section 14 of the Bank Forbearance Agreement, (ii) attorneys’ fees and expenses incurred by counsel to EaglePicher Holdings, Inc., EaglePicher Incorporated and Harris Trust and Savings Bank in connection with the “Original Forbearance Agreement” (as defined in the Bank Forbearance Agreement), the Bank Forbearance Agreement and the “Participation Agreement” (as defined in the Bank Forbearance Agreement) (iii) fees of the Lenders’ financial advisor referred to in Section 7(b) of the Bank Forbearance Agreement, and (iv) retainer payments and fees to the Borrower’s investment banker(s) referred to in Section 7(c) of the Bank Forbearance Agreement.

     “Bank Forbearance Agreement” means that certain Amended and Restated Forbearance Agreement dated as of February 28, 2005 among EaglePicher Holdings, Inc.,

EaglePicher Incorporated, the lenders party thereto and Harris Trust and Savings Bank, as agent for such lenders.

     “Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Parent and its Subsidiaries, on a consolidated basis, that are (or would be) set forth in a consolidated statement of cash flows of the Parent for such period prepared in accordance with GAAP (including expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and (b) Capital Lease Obligations incurred by the Parent and its Subsidiaries, on a consolidated basis, during such period; provided that Capital Expenditures shall not include (i) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve or repair assets or properties useful in the business of the Parent or (ii) any application of Net Proceeds pursuant to Section 2.11(c) of the Credit Agreement.

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Certificate of Designations” means the Certificate of Designation, Preferences and Rights Relating to the Existing Preferred Stock, as filed with the Secretary of State of Delaware on February 23, 1998, as amended, supplemented or modified from time to time in accordance with the terms and conditions of the Credit Agreement.

     “Consolidated Cash Interest Expense” means, for any period, without duplication, (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Parent or any Subsidiary of the Parent that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) commissions, discounts, yield and other fees and charges incurred in connection with this Agreement, the Receivables Sale Agreement or any Related Document that are payable to any person other than the Parent or an Originator, minus (b) the sum of (A) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period and (B) to the extent included in such consolidated interest expense for such period, deferred financing costs, whether or not paid in cash.

     “Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period plus (b) without duplication, and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) interest-equivalent costs associated with this Agreement, the Receivables Sale Agreement or any Related Document, whether accounted for as interest expense or loss on the sale of receivables, (v) any extraordinary non-cash charges for such period, (vi) any expense relating to pension plans, (vii) any non-recurring non-cash charge (other than routine non-cash charges that result in an accrual of a reserve for anticipated cash charges in the following quarter) and (viii) any accruals for long-term bonus programs or plans and share-appreciation plans, in each case to the extent not resulting in cash payments during such period, minus (c) without duplication, and to the extent included in determining such Consolidated Net Income, any non-cash gains, non-cash pension income and any cash payment relating to pension plans for such period, all determined on a consolidated basis in accordance with GAAP; provided that for the purposes of subclauses (vi) and (vii) of clause (b) of this definition, any non-cash charges or expenses added back pursuant to such subclauses (other than non-cash charges and expenses, in each case occurring on or prior to the “Effective Date” (as such term is defined in the Credit Agreement)) shall be deducted in any subsequent period to the extent that cash disbursements attributable thereto are made during such period.

     “Consolidated Fixed Charges” means, for any period, without duplication, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Parent and its Subsidiaries (other than payments made by the Parent or any Subsidiary of the Parent to the Parent or a Subsidiary of the Parent), (c) the aggregate amount of scheduled principal payments in respect of Long-Term Indebtedness that would have been due during such period but for their voluntary prepayment within one year prior to the scheduled date of payment, (d) the aggregate amount of income taxes paid in cash by the Parent and its Subsidiaries during such period and (e) the amount of Preferred Dividends paid during such period.

     “Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by EaglePicher Holdings Inc. during such period as though such charge, tax or expense had been incurred by the Parent, to the extent that the Parent has made or would be entitled under the “Loan Documents” (as such term is defined in the Credit Agreement) to make any payment to or for the account of EaglePicher Holdings Inc. in respect thereof); provided that there shall be excluded the income of any Person (other than the Parent) in which any other Person (other than the Parent or any Subsidiary of the Parent or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any of its Subsidiaries during such period.

     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

     “Existing Preferred Stock” means the 11.75% Series A Cumulative Redeemable Exchangeable Preferred Stock and the 11.75% Series B Cumulative Redeemable Exchangeable Preferred Stock of EaglePicher Holdings Inc. issued pursuant to the Certificate of Designations.

     “Forbearance Period” has the meaning assigned to such term in that certain Forbearance Agreement dated as of February 28, 2005 by and among EaglePicher Funding Corporation, EaglePicher Incorporated, the “Originators” party thereto and General Electric Capital Corporation in its capacity as committed purchaser and as administrative agent.

     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Inactive Subsidiary” means a Subsidiary listed on Schedule 1.01(a) of the Credit Agreement; provided that (a) the Parent intends to dissolve, liquidate, wind-up or take other similar action in respect of such Subsidiary as promptly as reasonably practicable, (b) such Subsidiary has no business or operations and conducts no activities other than those activities reasonably necessary to the maintenance or dissolution of such Subsidiary, (c) such Subsidiary does not incur any Indebtedness or other liabilities (other than reasonable fees of attorneys and accountants and other de minimis fees in connection with such maintenance, dissolution, liquidation, winding up or similar process) after the “Effective Date” (as such term is defined in the Credit Agreement) and (d) the Inactive Subsidiaries as a group shall not have more than $100,000 in assets.

     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than current trade accounts payable incurred in the ordinary course), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) to the extent determinable, all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and expense accruals incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) the aggregate Capital Investment. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     “Joint Venture” means any corporation, partnership or other entity or arrangement in which the Parent or any Subsidiary owns or controls any, but not more than 70%, of the Equity Interests.

     “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).

     “Loan” means any loan made by a lender party to the Credit Agreement to the Parent pursuant to the Credit Agreement.

     “Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

     “Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by EaglePicher Holdings Inc., the Parent and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by EaglePicher Holdings Inc., the Parent and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by EaglePicher Holdings Inc., the Parent and its Subsidiaries, and the amount of any reserve established by EaglePicher Holdings Inc., the Parent and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Parent), provided that upon the date on which any such reserve is no longer required to be maintained, the remaining amount of such reserve shall then be deemed to be Net Proceeds. Notwithstanding anything to the contrary set forth above, the proceeds of any sale, transfer or other disposition of receivables (or any interest therein) pursuant to this Agreement, the Receivables Purchase and Servicing Agreement or any Related Document shall not be deemed to constitute Net Proceeds.

     “Preferred Dividends” means any cash dividend payments made in respect of the Existing Preferred Stock.

     “Subsidiary” means any subsidiary of the Parent other than (a) the Seller, (b) any Joint Venture or (c) any Inactive Subsidiary.

     “Total Indebtedness” means, as of any date, the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, (b) the aggregate Capital Investment and (c) the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries (including the Seller) outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; provided that, for purposes of clause (c) above, the term “Indebtedness” shall not include contingent obligations of the Parent and its Subsidiary as an account party in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.